Item 77.D - Policies with Respect to Security
Investments

The Universal Institutional Funds, Inc. - Global
Strategist Portfolio

The Board of Directors of The Universal
Institutional Funds, Inc. (the "Fund"), at a meeting duly convened and held on June 15-16, 2016, approved the launch of a Cayman subsidiary fund with respect to the Global Strategist Portfolio, as described in the post-effective amendment filed pursuant to Rule 485(b) with the Securities and Exchange Commission on August 26, 2016
(accession number 0001104659-16-141684) and
incorporated by reference herein. The Global
Strategist Portfolio may, consistent with its principal investment strategies, invest up to 25% of its total assets in a wholly-owned subsidiary of the Portfolio organized as a company under the laws of the Cayman Islands (the "Subsidiary"). The
Subsidiary may invest, directly or indirectly through the use of derivatives, in securities, commodities, commodity-related instruments and other investments, primarily futures, swaps and notes.